Exhibit 99.1

ALTI GLOBAL, INC.
AMENDMENT NO. 1 TO
2023 STOCK INCENTIVE PLAN

WHEREAS, the Board of Directors of AlTi Global, Inc., a Delaware corporation (the “Company”), previously approved and adopted the Alvarium Tiedemann Holdings, Inc. 2023 Stock Incentive Plan (the “2023 Plan”); and

WHEREAS, the Board of Directors has determined that it is in the best interest of the Company to amend the 2023 Plan as set forth in this Amendment No. 1 (this “Amendment”).

NOW, THEREFORE, the 2023 Plan is amended as follows:

1.	Amendments

1.01.      Section 2(l) of the 2023 Plan is hereby amended and restated in its entirety to read as follows:

“(l) “Company” means Alti Global, Inc., a Delaware corporation or any successor thereto.

1.02.      Section 2(kk) of the Plan is hereby amended and restated in its entirety to read as follows:

“(kk) “Plan” means this Alti Global, Inc. 2023 Stock Incentive Plan, as may be amended from time to time.”

1.03.      Section 3(a) of the 2023 Plan is hereby amended and restated in its entirety to read as follows:

“(a)        Stock Subject to the Plan. Subject to the provisions of Section 14, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan is 20,798,132 Shares (the “Initial Share Pool”); provided, however, that the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the Initial Share Pool. The Shares may be authorized but unissued, or reacquired Common Stock.”

2.	Miscellaneous

2.01.      Effect.  Except as amended hereby, the 2023 Plan shall remain in full force and effect.

2.02.     Defined Terms.  All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the 2023 Plan unless the context clearly indicates or dictates a contrary meaning.

2.03.      Governing Law.  This Amendment shall be governed by and construed in accordance with the laws and judicial decisions of the State of Delaware, without regard to the application of the principles of conflict of laws.

ADOPTED BY BOARD OF DIRECTORS:	April 24, 2025

APPROVED BY STOCKHOLDERS:	June 16, 2025